NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Reports 2006 Fourth Quarter and Full-Year Results
Accelerates FORNRG Financial Goals
Fourth Quarter Highlights:
•	$336 million of adjusted EBITDA, excluding mark-to-market (MtM) impacts

•	$425 million of adjusted cash flow from operations

•	Completed the $1.4 billion Hedge Reset transaction and upsized common share repurchase plan

•	Repurchased $435 million of common shares and repaid $400 million on Term Loan B

•	Repowering NRG advances with power contract awards
Full Year 2006 Financial Highlights:
•	$1,502 million of adjusted EBITDA, excluding MtM impacts

•	$1,473 million of adjusted cash flow from operations

•	$732 million (out of $1 billion announced) of common share repurchases during 2006

•	Completed acquisition and successful integration of both Texas Genco and West Coast Power

•	FORNRG cost improvements exceed targets, overall goals accelerated and increased
Princeton, NJ; (February 28, 2007)—NRG Energy, Inc. (NYSE: NRG) today reported net income from continuing operations for the 12 months ended December 31, 2006 of $555 million, or $3.63 per common share, compared to income of $72 million, or $0.61 per common share for last year. The significant year-on-year improvement primarily results from the February 2, 2006 acquisition of Texas Genco LLC (now known as NRG Texas) and mark-to-market (MtM) gains in 2006 versus MtM losses in 2005. Net income for the 12 months ended 2006 was unfavorably impacted by $112 million in after-tax refinancing expenses incurred as part of the NRG Texas acquisition, partially offset by $44 million in after-tax, one-time gains related to the resolution of disputes and litigation. For the fourth quarter 2006, the Company incurred a net loss from continuing operations of $33 million compared to quarterly income of $76 million for the fourth quarter 2005. This was largely due to the $85 million after-tax charge on the net settlement of hedges and resetting certain legacy Texas hedges to market (Hedge Reset) and $22 million in after-tax MtM losses in the fourth quarter 2006 compared to $53 million in after-tax MtM gains in the fourth quarter of 2005.
Net cash flow from operations for the 12 months ended December 31, 2006 was $408 million reflecting the payment of $1,361 million used to reset to market the majority of the legacy NRG Texas out-of-the-money contracts under the Hedge Reset. Adjusted cash flow from operations, excluding the $137 million benefit of collateral receipts for the 2006 fourth quarter was $288 million compared to an operating cash use of $11 million during the same period in 2005, excluding $193 million in collateral receipts. Adjusted net cash provided by operations for the year, exclusive of the $534 million of cash collateral collections, was $939 million, nearly double the $473 million generated in 2005. The quarterly and annual improvements in 2006 recurring operating cash flow generation were primarily attributed to the performance of NRG Texas.
“2006 was a financial success for us in a challenging commodity pricing environment, primarily due to the successful acquisition and integration of NRG Texas and West Coast Power and to our success in maintaining operational focus across the Company through our FORNRG initiative,” commented David Crane, NRG President and Chief Executive Officer. “Our principal objective for 2007 is to repeat and expand upon the results we have achieved in 2006 by continuing our relentless focus on execution.”
Regional Segment Review of Results
Table 1: Three Months Income from Continuing Operations and Adjusted EBITDA

($in millions)	Income from Continuing		Adjusted EBITDA
	Operations before Taxes

Three months ending	12/31/06	12/31/05	12/31/06	12/31/05

Texas	(12)	—	134	—
Northeast	71	144	94	157
South Central	15	4	41	23
West	(7)	(27)	(5)	1
International	27	22	30	31
Thermal	1	(3)	6	4
Corporate (1)	(127)	(41)	14	22

Total	(32)	99	314	238

Less: MtM forward position accruals (2)	(36)	88	(36)	88
Add: Prior Period MtM reversals (3)	(14)	3	(14)	3

Total net of MtM Impacts	(10)	14	336	153

(1)	Includes net interest expense of $115 million and $39 million for 2006 and 2005, respectively.

(2)	Represents a net domestic MtM loss of $36 million in 2006 (primarily in the Northeast and Texas regions) and a net domestic MtM gain of $88 million in 2005, primarily in the Northeast region.

(3)	Represents the reversal of $14 million in 2006 associated with the $119 million net domestic MtM losses recognized in 2005 and reversal of $3 million in 2005 associated with the $59 million net domestic MtM gain recognized in 2004, primarily in the Northeast region.
Table 2: Twelve Months Income from Continuing Operations and Adjusted EBITDA

($in millions)	Income from Continuing		Adjusted EBITDA
	Operations before Taxes

Twelve months ending	12/31/06	12/31/05	12/31/06	12/31/05

Texas	752	—	910	—
Northeast	404	222	529	299
South Central	48	(19)	157	71
West	10	(10)	13	18
International	106	134	116	123
Thermal	13	15	32	35
Corporate (1)(2)	(453)	(223)	32	8

Total	880	119	1,789	554

Less: MtM forward position accruals (3)	171	(119)	171	(119)
Add: Prior Period MtM reversals (4)	(116)	58	(116)	58

Total net of MtM Impacts	593	296	1,502	731

(1)	Income from Continuing Operations in 2006 includes $67 million pre-tax gain for settlement with equipment manufacturer.

(2)	Includes interest and refinancing expenses of $511 million and $205 million for 2006 and 2005, respectively.

(3)	Represents a net domestic MtM gain of $171 million in 2006 (primarily in the Northeast and Texas regions) and a net domestic MtM loss of $119 million in 2005, primarily in the Northeast region.

(4)	Represents the reversal of $116 million in 2006 associated with the $119 million net domestic MtM losses recognized in 2005 and reversal of $58 million in 2005 associated with the $59 million net domestic MtM gain recognized in 2004, primarily the Northeast region.
MtM Impacts of Hedging and Trading Activities
The Company, in the normal course of business, enters into contracts to lock in forward prices for a significant portion of its expected power generation and risk management activities. Although these transactions are predominantly economic hedges of our baseload portfolio, a portion of these forward sales are not afforded hedge accounting treatment and the MtM change in value of these transactions is recorded to current period earnings. NRG also hedges power prices using natural gas contracts and to the extent gas and power prices are not correlated, this ineffectiveness is also reflected in our MtM results. For the fourth quarter 2006, we recorded $36 million of forward domestic net MtM losses including a $94 million loss on ineffectiveness, compared to an $88 million domestic net MtM gain recorded in the fourth quarter 2005. For the 2006 full year, NRG recognized a $171 million MtM gain versus a $119 million loss in 2005. In addition to the forward loss in the fourth quarter, of the $119 million MtM loss recognized in 2005, $14 million reversed to income during the same quarter in 2006 and $116 million year-to-date. Driving the forward MtM gains in 2006 were the lower energy prices mainly due to mild weather for much of the year in the Northeast and the downward trend in natural gas prices during 2006. In 2005, MtM losses primarily resulted from the run up in natural gas prices which occurred in the wake of hurricanes Katrina and Rita.
Texas: Income from continuing operations includes the impact of the Hedge Reset transaction. Excluding this impact, income from continuing operations for the quarter and year were $123 million and $887 million, respectively. Strong baseload generation coupled with higher than expected generation from our Texas gas plants were offset by lower than anticipated power prices realized on merchant energy sales from our gas fleet and the unhedged portion of our baseload fleet. Amortization associated with net out-of-market contracts, excluding the Hedge Reset impact, increased pre-tax operating results by $127 and $609 million for the quarter and year-to-date, respectively. Integration of NRG Texas was completed during 2006.
Northeast: Fourth quarter and full year results, adjusting for MtM impacts, were lower in 2006 versus 2005. Unseasonably mild weather during 2006 resulted in 13% and 18% lower generation for the quarter and full year, respectively, versus the same periods in 2005. Also, declining natural gas prices led to lower power prices realized with our 2006 sales being 40% and 22% below our fourth quarter and full year 2005 realized pricing, respectively. December’s results, historically a critical driver for the fourth quarter, were negatively impacted by the historically warm weather. Capacity revenues for the year, however, were 10% higher compared to the previous year. Higher prices in the New York capacity markets and the introduction of a capacity market in Connecticut drove these increases.
South Central: Higher operating results were driven by improved plant availability reflecting lower planned and forced outages in 2006 versus 2005. Generation from Big Cajun II was 11% higher year over year, which contributed to a significant reduction in the amount of energy we were required to purchase to support our load serving contract obligations. Increased generation also allowed for higher merchant energy sales at prices above contracted energy prices.
West: In the fourth quarter 2005, NRG wrote down the value of its Saguaro investment by $27 million due to the June 2005 expiration of its favorable gas contract. Annual results for 2006 reflect the acquisition of Dynegy’s 50 percent interest in West Coast Power (WCP), which closed March 31, 2006. The benefit of the impact of the additional ownership on quarterly and full year results was more than offset by lower reliability-must-run (RMR) fixed cost recovery for Encina units 4 and 5 and costs incurred for repowering activities.

International: Year-on-year results were lower largely due to the impact of the sale of Enfield on April 1, 2005, which contributed $16 million to equity earnings and a $12 million pre-tax gain from the sale of this investment.
Thermal: The Thermal business is largely contracted resulting in relatively consistent performance between the periods presented. Lower annual operating results in 2006 were primarily due to lower merchant power prices and generation levels at the Dover facility.
Corporate: 2006 results include other income of $67 million related to a settlement agreement reached with an equipment manufacturer associated with turbine purchase agreements from 1999 and 2001. This increase was partially offset by the March 31, 2006 sale of our 50% interest in the Rocky Road project.
Asset Sales: On August 30, 2006, the Company announced the completion of the sale of its Flinders project in Australia. Net proceeds from the sale were $242 million resulting in an after-tax gain of $60 million on the sale, which is included in discontinued operations. We will continue our efforts to close an agreement to sell Gladstone; however, the sale remains subject to significant conditions precedent which are currently preventing us from closing the transaction. On November 8, 2006, NRG completed the sale of its Newport and Elk River Resource Recovery facilities to Resource Recovery Technologies, LLC for approximately $22 million.
Liquidity and Capital Resources
Table 3: Corporate Liquidity

($ in millions)	January 31,	December 31,	September 30,	December 31,
	2007	2006	2006 (1)	2005(1)

Unrestricted Cash	$685	$795	$1,388	$506
Restricted Cash	42	44	74	64

Total Cash	727	839	1,462	$570
Letter of Credit Availability	568	533	142	38
Revolver Availability	840	855	843	150

Total Current Liquidity	$2,135	$2,227	$2,447	$758

(1)	These amounts have not been restated for discontinued operations
Liquidity at December 31, 2006 was approximately $2.2 billion, down $220 million since September 30, 2006 and up approximately $1.5 billion since December 31, 2005. The $623 million cash decrease during the quarter resulted primarily from $425 million of adjusted cash from operations including $137 million in proceeds from net collateral receipts offset by a net cash outflow of $273 million associated with the Hedge Reset, $299 million in net cash used for treasury stock purchases under the Capital Allocation program, $62 million in capital expenditures, $13 million in preferred stock dividend payments and $431 million in principal debt repayments. Net cash collateral posted to the Company by trading counterparties totaled $54 million at December 31, 2006. Cash collateral held is expected to be returned to the counterparties during 2007 as the underlying trading positions settle.
In November 2006, the Company net settled hedges and reset certain NRG Texas legacy hedges to market, known as the Hedge Reset. To fund the transaction, the Company issued $1.1 billion of

7.375% senior notes due 2017 and used $273 million of cash on hand. In connection with this transaction the Company amended its senior secured credit facilities to, among other thing, increase the synthetic letter of credit facility by $500 million to $1.5 billion and reset the restricted payments capacity from $84 million to $500 million.
During the third quarter 2006, the Company announced plans to repurchase $750 million of its common shares. In November 2006, as part of the Hedge Reset transaction the Company increased its share repurchase plan to $1 billion. As of December 31, 2006 and February 27, 2007, the Company completed $732 million of repurchases at a weighted average price of $49.43. The Company expects to complete the remainder of the share repurchases prior to June 30, 2007. As part of our overall balanced approach to capital allocation, the Company repaid $400 million of its Term B loan on December 29, 2006.
FORNRG — Accelerating Goal and Raising Targets
The Company’s Focus on ROIC@NRG (FORNRG) program launched in 2005 contributed $39 million of earnings in 2005 and $144 million in 2006. The savings of $144 million through the end of 2006 is $63 million higher than the annual savings rate targeted last summer. The higher savings were largely derived from improved operating reliability, increased capacity at select plants, expansion of the program to NRG Texas and procurement synergies. As a result of the success of the FORNRG program to date, the current target of $200 million improvement in recurring earnings by 2008 is being accelerated to 2007. In addition, the overall target is being increased from $200 million to $250 million by 2009.
Our FORNRG initiatives consist of plant programs aimed at improved reliability and reduced EFOR results, cost synergies, purchasing related initiatives and corporate programs focused on cash generation, principally through active management of our working capital, and expense reductions through efficiencies. By the end of 2006 in addition to the $144 million of recurring savings, NRG achieved an estimated $114 million of incremental cash flow from initiatives such as the extension of vendor payment terms and the monetization of excess assets.
Repowering NRG Update
In June 2006 the Company launched a comprehensive redevelopment effort (Repowering NRG) for the development, construction and operation of up to approximately 10,350 (megawatt) MW of new multi-fuel, multi-technology, environmentally responsible generation at existing NRG domestic sites. During 2006, NRG incurred $36 million in costs associated with our development efforts, including the preparation of power supply proposals associated with state and utility requests for proposals. Recent awards included:
•	In November the Company executed a 10-year power purchase agreement with Southern California Edison Co. (SCE) to provide 260 MW of new generating capacity located in a critical reliability area. Retired in January 2005, NRG’s Long Beach Generating Station will be repowered in order to meet current and future energy demand. This new gas-fueled capacity is expected to be online at NRG’s Long Beach Generating Station by August 1, 2007, in time to support the anticipated summer peak on the SCE and California Independent System Operator systems. Total cash costs for the project are expected to be $73 million. The project consists of converting natural gas-fueled combustion turbines to simple-cycle peakers, using existing infrastructure and installing best available control technology emissions equipment.

•	In December, NRG received a conditional contract award from the New York Power Authority to build an innovative, 680 net MW Integrated Gasification Combined Cycle (IGCC) plant at its Huntley facility in Tonawanda, New York. The project, with an estimated total project cost of approximately $1.5 billion, is scheduled to go into commercial operation in 2013. IGCC plants are sometimes referred to as “clean coal” plants because they can be designed to capture a substantial portion of carbon dioxide and other emissions.
Outlook for 2007
Fundamentals for our business continue to be favorable with tightening reserve margins and volatile natural gas prices. At this time, the outlook for 2007 has only been modified for the anticipated 2007 return to counterparties of cash collateral collected in 2006 and the growth capital for the Long Beach Emergency Repowering project. As part of our normal forecasting process, adjusted EBITDA and cash flow from operations guidance will be updated in our first quarter earnings release.
Table 4: 2007 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	2/28/07	11/03/06
Adjusted EBITDA, including MTM	$2,221	$2,050
MtM adjustment	171	—

Adjusted EBITDA Guidance	2,050	2,050
Interest payments	(634)	(634)
Income tax	(15)	(15)
Collateral received	(49)	42
Working capital/other changes	7	7

Adjusted cash flow from operations	$1,359	$1,450
Capital Expenditures:
Maintenance and environmental	(352)	(352)
Repowering NRG	(73)	—
Preferred Dividends	(55)	(53)

Free cash flow	$879	$1,045
Earnings Conference Call
On February 28, 2007, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. To access the live web cast and accompanying slide presentation, log on to NRG’s website at http://www.nrgenergy.com and click on “Investors.” To participate in the call, dial 866.585.6398. International callers should dial 416.849.9626. Participants should dial in or log on approximately five minutes prior to the scheduled start time.
The call will be available for replay shortly after completion of the live event on the “Investors” section of the NRG website.
About NRG
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration and thermal energy production facilities. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.

Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA and cash flow from operations guidance, the timing and completion of Repowering NRG projects, expected earnings, future growth and financial performance, and the expected timing of sales of our assets in Australia, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, and our ability to achieve the expected benefits and timing of our Repowering NRG projects.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and cash flow from operations are estimates as of today’s date, February 28, 2007 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
# # #
More information on NRG is available at www.nrgenergy.com
Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Kevin Kelly
609.524.4525	609.524.4527

Jon Baylor
609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	Three months ended		Twelve Months ended
	December 31		December 31
(In millions, except for per share amounts)	2006	2005	2006	2005

Operating Revenues
Total operating revenues	$1,144	$707	$5,623	$2,430

Operating Costs and Expenses
Cost of operations	798	460	3,276	1,838
Depreciation and amortization	150	41	593	162
General, administrative and development	96	45	316	181
Impairment charges	—	—	—	6
Corporate relocation charges	—	—	—	6

Total operating costs and expenses	1,044	546	4,185	2,193

Operating Income	100	161	1,438	237

Other Income (Expense)
Equity in earnings of unconsolidated affiliates	14	22	60	104
Write downs and gains/(losses) on sales of equity method investments	—	(47)	8	(31)
Other income, net	42	17	160	58
Refinancing expense	(9)	(11)	(187)	(65)
Interest expense	(179)	(43)	(599)	(184)

Total other expense	(132)	(62)	(558)	(118)

Income/(Loss) From Continuing Operations Before Income Taxes	(32)	99	880	119
Income Tax Expense	1	23	325	47

Income/(Loss) From Continuing Operations	(33)	76	555	72
Income/(Loss) from discontinued operations, net of income taxes	3	(12)	66	12

Net Income/(Loss)	(30)	64	621	84
Preference stock dividends	13	8	50	20

Income/(Loss) Available for Common Stockholders	$(43)	$56	$571	$64

Weighted Average Number of Common Shares Outstanding — Basic	125	81	129	85
Income/(Loss) From Continuing Operations per Weighted Average Common Share — Basic	$(0.37)	$0.87	$3.90	$0.61
Income/(Loss) From Discontinued Operations per Weighted Average Common Share — Basic	0.02	(0.15)	0.51	0.15

Net Income/(Loss) per Weighted Average Common Share — Basic	$(0.35)	$0.72	$4.41	$0.76

Weighted Average Number of Common Shares Outstanding — Diluted	125	92	150	85
Income/(Loss) From Continuing Operations per Weighted Average Common Share — Diluted	$(0.37)	$0.81	$3.63	$0.61
Income/(Loss) From Discontinued Operations per Weighted Average Common Share — Diluted	0.02	(0.13)	0.44	0.14

Net Income/(Loss) per Weighted Average Common Share — Diluted	$(0.35)	$0.68	$4.07	$0.75

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
(in millions, except shares and par value)

ASSETS
Current Assets
Cash and cash equivalents	$795	$493
Restricted cash	44	49
Accounts receivable, less allowance for doubtful accounts of $1 and $2	372	245
Accounts receivable — affiliate	—	4
Current portion of notes receivable	27	24
Taxes Receivable	63	43
Inventory	421	240
Derivative instruments valuation	1,230	387
Collateral on deposits in support of energy risk management activities	27	438
Prepayments and other current assets	104	120
Current assets — held-for-sale	—	43
Current assets — discontinued operations	—	110

Total current assets	3,083	2,196

Property, Plant and Equipment
In service	12,496	2,904
Under construction	88	37

Total property, plant and equipment	12,584	2,941
Less accumulated depreciation	(984)	(332)

Net property, plant and equipment	11,600	2,609

Other Assets
Equity investments in affiliates	344	602
Notes receivable, less current portion — affiliates	114	103
Capital lease, less current portion	365	354
Goodwill	1,789	—
Intangible assets, net of accumulated amortization of $259 and $79	981	257
Nuclear decommissioning trust fund	352	—
Derivative instruments valuation	439	18
Funded letter of credit	—	350
Deferred income taxes	27	26
Other non-current assets	262	124
Intangible assets held-for-sale	79	—
Non-current assets — discontinued operations	—	827

Total other assets	4,752	2,661

Total Assets	$19,435	$7,466

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
(in millions, except shares and par value)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$130	$95
Accounts payable — trade	330	241
Accounts payable — affiliates	2	—
Derivative instruments valuation	964	679
Deferred income taxes	164	—
Accrued expenses	262	76
Other current liabilities	180	96
Current liabilities — discontinued operations	—	170

Total current liabilities	2,032	1,357

Other Liabilities
Long-term debt and capital leases	8,647	2,410
Nuclear decommissioning reserve	289	—
Nuclear decommissioning trust liability	324	—
Postretirement and other benefit obligations	301	103
Deferred income taxes	554	128
Derivative instruments valuation	351	56
Out-of-market contracts	897	298
Other non-current liabilities	134	67
Non-current liabilities — discontinued operations	—	569

Non-current liabilities	11,497	3,631

Total Liabilities	13,529	4,988

Minority Interest	1	1
3.625% convertible perpetual preferred stock, $0.01 par value; 250,000 shares issued and outstanding (at liquidation value, net of issuance costs)	247	246

Commitments and Contingencies

Stockholders’ Equity
4% convertible perpetual preferred stock; $0.01 par value; 420,000 shares issued and outstanding at December 31, 2006 and 2005 (at liquidation value of $420, net of issuance costs)	406	406
5.75% convertible perpetual preferred stock; $0.01 par value, 2,000,000 shares issued and outstanding at December 31, 2006 (at liquidation value of $250, net of issuance costs)	486	—

Common Stock; $.01 par value; 500,000,000 shares authorized; 137,124,132 and 100,048,676 shares issued and 122,323,551 and 80,701,888 outstanding	1	1
Additional paid-in capital	4,476	2,431
Retained earnings	739	261
Less treasury stock, at cost — 14,800,581 and 19,346,788 shares	(732)	(663)
Accumulated other comprehensive income/(loss)	282	(205)

Total Stockholders’ Equity	5,658	2,231

Total Liabilities and Stockholders’ Equity	$19,435	$7,466

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Year ended December 31,	2006	2005

Cash Flows from Operating Activities
Net income	$621	$84
Adjustments to reconcile net income to net cash provided by operating activities
Distributions in excess/(less than) equity in earnings of unconsolidated affiliates	(33)	(8)
Depreciation and amortization of nuclear fuel	654	195
Amortization and write-off of deferred financing costs and debt discount/premiums	79	14
Amortization of intangibles and out-of-market contracts	(490)	17
Amortization of unearned equity compensation	14	12
Write down and gains on sale of equity method investments	(8)	31
Loss on sale of equipment	10	4
Restructuring and impairment charges	—	6
Changes in derivatives	(149)	143
Changes in deferred income taxes	327	2
Gain on legal settlement	(67)	(14)
Gain on sale of discontinued operations	(76)	(6)
Gain on sale of emission allowances	(64)	—
Change in nuclear decommissioning trust liability	12	—
Changes in collateral deposits supporting energy risk management activities	454	(405)
Settlement of out-of-market contracts	(1,073)	—
Cash provided by changes in other working capital, net of acquisition and disposition effects
Accounts receivable, net	87	(8)
Inventory	(50)	(14)
Prepayments and other current assets	43	(35)
Accounts Payable	(73)	57
Accrued expenses and other current liabilities	133	(16)
Other assets and liabilities	57	9

Net Cash Provided by Operating Activities	408	68

Cash Flows from Investing Activities
Acquisition of Texas Genco LLC, net of cash acquired	(4,302)	(5)
Acquisition of WCP and Padoma, net of cash acquired	(31)	—
Capital expenditures	(221)	(106)
Decrease/(Increase) in restricted cash, net	6	45
Decrease in notes receivable	27	107
Purchases of emission allowances	(135)	—
Proceeds from sale of emission allowances	146	—
Investments in nuclear decommissioning trust fund securities	(227)	—
Proceeds from sales of nuclear decommissioning trust fund securities	214	—
Proceeds from sale of investments and equipment	86	79
Proceeds from sale of discontinued operations	260	36
Return of capital from equity method investments/(Investments in projects)	1	2

Net Cash Provided/(Used) by Investing Activities	(4,176)	158

Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(50)	(20)
Payment of financing element of acquired derivatives	(296)	—
Payment for treasury stock	(732)	(250)
Payment of minority interest obligations	—	(4)
Funded letter of credit	350	—
Proceeds from issuance of common stock, net of issuance costs	986	—
Proceeds from issuance of preferred shares, net of issuance costs	486	246
Proceeds from issuance of long-term debt	8,619	249
Payment of deferred debt issuance costs	(199)	(46)
Payments for short and long-term debt	(5,111)	(1,005)

Net Cash Provided/(Used) by Financing Activities	4,053	(830)

Change in Cash from Discontinued Operations	13	30
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4	(2)

Net Increase/(Decrease) in Cash and Cash Equivalents	302	(576)
Cash and Cash Equivalents at Beginning of Period	493	1,069

Cash and Cash Equivalents at End of Period	$795	$493

Appendix Table A-1: Fourth Quarter 2006 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	71	15	10	(7)	18	1	(138)	(30)

Plus:
Income Tax	—	—	(22)	—	8	—	15	1
Interest Expense	15	12	40	—	2	3	97	169
Amortization of Finance Costs	—	—	—	—	—	—	9	9
Amortization of Debt (Discount)/Premium	—	2	—	—	—	(1)	—	1
Refinancing Expense	—	—	—	—	—	—	9	9
Depreciation Expense	23	17	104	2	1	3	—	150
Amortization of Power Contracts	—	(5)	(1,200)	—	—	—	—	(1,205)
Amortization of Fuel Contracts	—	—	26	—	—	—	—	6
Amortization of Emission Credits	(6)	—	11	—	—	—	2	7
EBITDA	103	41	(1,031)	(5)	29	6	(6)	(863)
(Income)/Loss from Discontinued Operations	—	—	—	—	1	—	(4)	(3)
Acquisition Integration Costs	—	—	—	—	—	—	3	3
Audrain Asset Sale Adjustment	—	—	—	—	—	—	(3)	(3)
Gain on Dissolution of Pike	—	—	—	—	—	—	(13)	(13)
Property Tax refund from Prior Years	(9)	—	—	—	—	—	—	(9)
Reclassify Emission Credit Sale	—	—	(37)	—	—	—	37	—
Hedge Reset	—	—	1,202	—	—	—	—	1,202

Adjusted EBITDA	94	41	134	(5)	30	6	14	314

Appendix Table A-2: Full Year 2006 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	404	48	729	12	129	13	(714)	621

Plus:
Income Tax	—	—	23	(2)	26	—	278	325
Interest Expense	63	50	138	—	10	8	300	569
Amortization of Finance Costs	—	—	—	—	—	—	24	24
Amortization of Debt (Discount)/Premium	—	7	—	—	—	(1)	—	6
Refinancing Expense	—	—	—	—	—	—	187	187
Depreciation Expense	89	68	413	3	3	12	5	593
Amortization of Power Contracts	—	(19)	(1,682)	—	—	—	—	(1,701)
Amortization of Fuel Contracts	—	—	85	—	—	—	—	85
Amortization of Emission Credits	4	3	39	—	—	—	—	46

EBITDA	560	157	(255)	13	168	32	80	755
(Income) Loss from Discontinued Operations	—	—	—	—	(49)	—	(17)	(66)
Write-Down and (Gain)/Losses on Sales of Equity Method Investments	—	—	—	—	(3)	—	(5)	(8)
Legal Settlements	(7)	—	—	—	—	—	(67)	(74)
Acquisition Integration Costs	—	—	—	—	—	—	14	14
Audrain Asset Sale Adjustment	—	—	—	—	—	—	(3)	(3)
Station Service Reserve Reversal	(15)	—	—	—	—	—	—	(15)
Gain on Dissolution of Pike	—	—	—	—	—	—	(13)	(13)
Property Tax refund from Prior Years	(9)	—	—	—	—	—	—	(9)
Reclassify Emission Credit Sale	—	—	(37)	—	—	—	37	—
Hedge Reset	—	—	1,202	—	—	—	—	1,202
Mirant Defense Costs	—	—	—	—	—	—	6	6

Adjusted EBITDA	529	157	910	13	116	32	32	1,789

Appendix Table A-3: Fourth Quarter 2005 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	144	4	—	(27)	9	(6)	(60)	64

Plus:
Income Tax	—	—	—	—	7	3	13	23
Interest Expense	—	5	—	—	5	3	28	41
Amortization of Finance Costs	—	—	—	—	—	—	1	1
Amortization of Debt (Discount)/Premium	—	1	—	—	—	1	(1)	1
Refinancing Expense	—	—	—	—	—	—	11	11
Depreciation Expense	18	16	—	1	1	3	2	41
Amortization of Power Contracts	—	(3)	—	—	—	—	(1)	(4)
Amortization of Fuel Contracts	—	—	—	—	—	—	—	—
Amortization of Emission Credits	2	—	—	—	—	—	—	2

EBITDA	164	23	—	(26)	22	4	(7)	180
(Income) Loss from Discontinued Operations	—	—	—	—	6	—	6	12
Write-Down and (Gain)/Losses on Sales of Equity Method Investments	—	—	—	27	—	—	20	47
Corporate Relocation charges	—	—	—	—	—	—	—	—
Impairment charges	—	—	—	—	—	—	6	6
Gain on Settlement	(7)	—	—	—	—	—	—	(7)
Gain on sale of land	—	—	—	—	—	—	(4)	(4)
TermoRio legal matters	—	—	—	—	3	—	—	3
Gain on contingency	—	—	—	—	—	—	1	1

Adjusted EBITDA	157	23	—	1	31	4	22	238

Appendix Table A-4: Full Year 2005 Regional EBITDA Reconciliation
The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(dollars in millions)	Northeast	South Central	Texas	West	International	Thermal	Corporate	Total

Net Income (Loss)	222	(19)	—	(10)	106	15	(230)	84

Plus:
Income Tax	—	—	—	—	26	4	17	47
Interest Expense	—	20	—	—	8	9	137	174
Amortization of Finance Costs	—	—	—	—	—	—	5	5
Amortization of Debt (Discount)/Premium	—	7	—	—	—	—	(2)	5
Refinancing Expense	—	—	—	—	—	—	65	65
Depreciation Expense	74	67	—	1	4	11	5	162
Amortization of Power Contracts	—	(9)	—	—	—	—	—	(9)
Amortization of Fuel Contracts	—	—	—	—	—	—	—	—
Amortization of Emission Credits	10	5	—	—	—	—	—	15

EBITDA	306	71	—	(9)	144	39	(3)	548
(Income) Loss from Discontinued Operations	—	—	—	—	2	(4)	(10)	(12)
Write-Down and (Gain)/Losses on Sales of Equity Method Investments	—	—	—	27	(12)	—	16	31
Corporate Relocation charges	—	—	—	—	—	—	6	6
Impairment charges	—	—	—	—	—	—	6	6
Gain on Settlement	(7)	—	—	—	—	—	—	(7)
Gain on sale of land	—	—	—	—	—	—	(4)	(4)
TermoRio legal matters	—	—	—	—	(11)	—	—	(11)
Gain on contingency	—	—	—	—	—	—	(3)	(3)

Adjusted EBITDA	299	71	—	18	123	35	8	554
Appendix Table A-5: Adjusted Cash Flow from Operations
The following table summarizes the calculation of adjusted cash flow from operations and provides a reconciliation to cash flow from (used by) operations.

($ in millions)	Q4 2006	Full Year
		2006
Cash Flow from (used by) Operations	$(640)	$408
Hedge Reset	1,361	1,361
Reclassification of payment of financing element of acquired derivatives	(296)	(296)
Adjusted Cash Flow from Operations	$425	$1,473

EBITDA, adjusted EBITDA and adjusted net income are nonGAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for the hedge reset, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments and other assets; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.